CLAREMONT TECHNOLOGIES CORP.

A Nevada Corporation

August 20, 2000

MRS. CHRISTINA ROBERTSON

SOUTHERN PALM DEVELOPMENT CORP.

13425 20A AVENUE,

SURREY, BC, CANADA V4A 9N8

Dear Mrs. Robertson:

Re: CLAREMONT TECHNOLOGIES CORP. (the "Company")

- Offer by the Company to SOUTHERN PALM DEVELOPMENT CORP. (the "Seller") to acquire "Clear Switch"

We write to set out the offer of the Company to acquire all of the assets, technology, property and undertaking comprising the "Clear Switch" computer software and Wireless Network Internet business carried on by the Seller (the "Business").

This offer is on the terms and is subject to the conditions set forth in this letter. If this offer is acceptable, we ask that you indicate your agreement by signing this letter where indicated below and returning an executed copy to us. This offer is open for acceptance until 4:00 p.m. (Pacific Time) on August 31, 2000 (the "Expiry Time"), at which time this offer will terminate unless accepted in writing.

The Company's offer is as follows:

1. Offer to Purchase

The Company offers to purchase from the Sellers all of the assets, property and undertaking of the Business as a going concern, including the "Clear Switch" software in its current stage of development and all of the assets, technology, property and rights comprising and used in the conduct and operation of the "Clear Switch" software and the Business (together, the "Assets") on the terms and subject to the conditions set forth in this offer. It is agreed that the Assets will include, without limitation:

(1) all data, source code, object code, drawings, and software comprising the "Clear Switch" software in its current stage of development and the Business and all copyright, patents, trademarks, proprietary information, trade secrets and intellectual property relating to the Assets and the Business;

(2) the goodwill of the Business, together with the exclusive right to the Company to represent itself as carrying on the Business in continuation of and in succession to the Seller and the right to use any word indicating that the Business is so carried on, including the right to use the name "Clear Switch", or any variation thereof as part of the name of or in connection with the Business or any part thereof carried on or to be carried on by the Company;

(3) the benefit of all contracts, engagements or commitments to which the Seller is entitled in connection with the Business provided that the contracts, leases, engagements or commitments were entered into by the Seller in the usual and ordinary course of business;

(4) all licenses, consents, permits, authorities, certificates and registrations which are required, necessary of desirable for the operation of the Business;

(5) all intangible property of the Seller used in connection with the Business and comprising the Assets, including all trademarks, trade names, moral rights and copyrights;

(6) all confidential information and trade secrets of the Seller used in connection with the Business, including all programming code, source code, data, information, drawings, and know-how.

The Company will purchase and the Seller will sell the Business and the Assets free and clear of all mortgages, liens, charges, security interests and encumbrances of every kind and nature whatsoever.

2. Payment for the Assets

The Company will pay to the Seller a purchase price of $18,000 US (the "Purchase Price") in consideration for the transfer of the Assets and the Business by the Seller to the Company, subject to the terms and conditions of this Agreement.

3. Closing Date

The closing of the purchase and sale of the Business and the Assets will complete forthwith upon acceptance of this offer by the Seller (the "Closing").

4. Representations and Warranties of the Seller

The Company's purchase will be based on the representations and warranties by the Seller, each of which will survive closing, that:

a) The Seller owns, possesses and has good and marketable title to the Business and the Assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising;

b) No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase of the Business and the Assets or any interest in the Business and the Assets;

c) No other person, firm or corporation other than the Seller owns or has any legal or beneficial interest in any of the Business and the Assets or has any rights, including any moral rights, copyright, trademark or any other intellectual property rights, in the Business or any of the Assets;

d) The Seller does not have any outstanding material agreements (including employment agreements) contracts or commitment, whether written or oral, of any nature or kind whatsoever, with respect to the ownership of the Assets or the conduct of the Business, except material agreements which are in the ordinary course of the Business;

e) There are no actions, suits or proceedings pending or threatened against or affecting the Assets or the Business and teh Seller is not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

f) the Seller is the owner all intellectual property, including patents, trademarks, copyrights and confidential information, comprising the Assets and as required for the conduct of the Business. The Seller is not aware of any infringement or claimed infringement of the intellectual property comprising the Assets and used in connection with the Business by any other person, firm or corporation.

5. Conditions Precedent to Closing

The Company's obligation to complete the purchase of the Business and the Assets is subject to each of the following conditions:

(1) all representations and warranties of the Seller will be true and correct in all material respects on Closing;

(2) the Seller will have made the deliveries contemplated in this offer on the Closing;

(1)

Each of the above conditions precedent is for the sole benefit of the Company and may be waived by the Company. In the event that any of the above conditions has not been satisfied at the Closing, the Company may elect to terminate this Agreement and will have no further liability to the Seller.

6. Closing Deliveries

On Closing, the Seller will deliver to the Company:

(1) a general conveyance of the Assets and the Business and all other deeds of conveyance, bills of sale, transfer and assignments, duly executed, in form and content satisfactory to the Company's solicitors, appropriate to effectively vest good and marketable title to the Assets and the Business free and clear of all encumbrances and immediately registerable in all places where registration of such instruments is necessary or desirable duly executed transfers of the Business and the Assets to the Company, duly endorsed for transfer to the Company;

(2) duly executed documents of transfer and waivers of moral rights by any developer or programmer of the Business reasonably required, in the opinion of the Company's solicitors, to transfer title to the Business and the Assets to the Company.

On Closing, the Company commits to pay to the Seller the full Purchase Price on or before October 10, 2000.

7. Acceptance

If the Seller wishes to accept this offer, the Seller must execute this offer where indicated below and deliver a copy of the acceptance to the Company by no later than 4:00 p.m. (Pacific Time) on August 31, 2000.

Yours truly,

CLAREMONT TECHNOLOGIES CORP.

Per: /s/ J. S. Morita

John Morita, President

This offer is accepted and agreed to this 20th day of August, 2000.

Per: /c/ C. Robertson

Christina Robertson

SOUTHERN PALM DEVELOPMENT CORP.